Asia Time Reports Fourth Quarter and
Full Year 2007 Financial Results

Reports 19.5% Annual Revenue Growth and Introduces 2008 Growth Targets

HONG KONG AND LOS ANGELES, March 31, 2008 - Asia Time Corporation (Amex: TYM; “Asia Time”) today announced financial results for the fourth quarter and year ended December 31, 2007.

2007 Financial Highlights

•	Net sales growth of 19.5% year-over year to $97.0 million compared with $81.1 million for 2006;
•	Net income[1] of $5.6 million or $0.22 per diluted share, compared to 2006 net income of $6.3 million or $0.32 per diluted share;
•	Net income excluding non-recurring share-based compensation and reverse merger charges[1] was $8.7 million or $0.34 per diluted share;
•	Gross margin improvement to 14.3% from 11.9% in 2006; and
•	A total of $13.9 million in net proceeds raised in financing transactions including repayment of loans.

Fourth Quarter Financial Highlights

•	Net sales growth of 75.3% year-over year to $32.0 million compared with $18.3 million for the fourth quarter of 2006;
•	Net income of $1.6 million or $0.06 per diluted share, compared to fourth quarter 2006 net income of $1.7 million or $0.09 per diluted share; and
•	Issuance of $8.0 million in Variable Rate Convertible Bonds due 2012.

“Our record financial performance in 2007 and substantial growth during the fourth quarter further affirms our leadership position in the time movement pieces distribution market,” said Kwong Kai Shun, Chairman, CEO and CFO of Asia Time. “We have been a profitable company since 2002 and maintain a steady growth trajectory. As a newly public company, the profitable growth opportunities that we see make this an extremely exciting time in our corporate history.”

1 Net income includes (i) non-cash share-based compensation charge of $2.4 million related to a one-time release of shares to the CEO pursuant to an escrow agreement related to a January 2007 private placement, and (ii) charges of approximately $741,000 related to a January 2007 reverse merger. For further details, please refer to the reconciliation table and a detailed discussion of set forth below under “About Non-GAAP Financial Measures.”

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Asia Time Corporation

Full Year 2007 Financial Results

Net sales for the year ended December 31, 2007 increased 19.5% to $97.0 million, compared with $81.1 million for the year ended December 31, 2006.

For the 2007 full year, gross profit increased 43.6% to $13.8 million, compared with $9.6 million for the 2006 full year. Gross margin increased to 14.3% for 2007, compared with 11.9% for 2006. The increase in gross margin was mainly attributable to improved economies of scale and higher mark-up prices based on extended credit terms.

Administrative and other operating expenses totaled $4.6 million for 2007 compared with $1.3 million for 2006. The increase in total expenses was primarily due to a one-time non-cash charge of $2.4 million of share-based compensation in 2007 related to the release of escrow shares to Asia Time’s CEO, Kwong Kai Shun, which were subject to the achievement of defined annual net income for 2007 pursuant to a private placement agreement entered into in connection with a January 2007 private placement. Mr. Kwong agreed to place 2,326,000 shares of his own common stock in escrow for possible distribution to the investors if the Company’s net income for 2006 or 2007 did not reach agreed upon targets. The Company met these targets and the shares were returned to Mr. Kwong. The Company accounted for the shares as the equivalent of performance-based compensatory stock. The increase was also related to increased professional fees and costs associated with reporting requirements as Asia Time became a publicly traded company.

Income taxes for 2007 were $2.0 million, or 2.0% of net sales, compared with $1.3 million, or 1.6% of sales for 2006. The increase was primarily due to an increase in the income tax rate in 2007 to 19.3% from 17.1% in 2006, based on the increase in income not subject to tax and an increase in non deductible expense.

Net income for 2007 was $5.6 million, or $0.22 diluted earnings per share, based on 25.4 million weighted average shares outstanding. This compares with 2006 net income of $6.3 million, or $0.32 per share, based on 19.5 million weighted average shares outstanding.

For 2007, net income includes (i) non-cash share-based compensation charge of $2.4 million related to a one-time release of shares to the CEO pursuant to an escrow agreement related to a January 2007 private placement and (ii) one-time charges related to January 2007 reverse merger.

Excluding the effect of these two non-recurring items, Asia Time generated net income for 2007 in the amount of $8.7 million, or $0.34 per diluted share. For further details, please refer to the reconciliation table and a detailed discussion of set forth below under “About Non-GAAP Financial Measures.”

Asia Time Corporation

Fourth Quarter Financial Results

Net sales for the fourth quarter ended December 31, 2007 increased 75.3% to $32.0 million, compared with $18.3 million for the fourth quarter ended December 31, 2006.

Fourth quarter gross profit increased 57.1% to $3.7 million, compared with $2.4 million for the fourth quarter of 2006. Gross margin was 11.6% for the fourth quarter of 2007 compared to 12.9% for the fourth quarter of 2006. The decrease in gross margin was mainly attributable to an increase in sales of watch movements, which have a lower profit margin of 9.0% compared with completed watches of 46.4% for the fourth quarter 2007. Sales of watch movements increased 67.2% to $29.8 million for the fourth quarter of 2007 from $17.8 million for the fourth quarter of 2006.

Administrative and other operating expenses totaled $1.3 million for the fourth quarter of 2007 compared with $313,000 for the fourth quarter of 2006. The increase was primarily due to an amortization of approximately $581,000 for the share-based compensation in 2007 related to the release of escrow shares to Asia Time’s CEO, Kwong Kai Shun as discussed above and an increase in professional fees and costs associated with reporting requirements as the Company prepared to go public.

Income taxes for the fourth quarter of 2007 were $563,000, or 1.8% of net sales, compared with $319,000, or 1.7% of net sales, for the fourth quarter of 2006. The increase was primarily due to an increase in the income tax rate in 2007 to 19.3% from 17.1% in 2006, based on the increase in income not subject to tax and an increase in non-deductible expense.

Net income for the fourth quarter of 2007 was $1.6 million, or $0.06 per diluted share, based on 26.9 million weighted average shares outstanding. This compares with fourth quarter 2006 net income of $1.7 million, or $0.09 per diluted share, based on 19.5 million weighted average shares outstanding.

For the fourth quarter of 2007, net income includes charges of (i) an amortization of approximately $581,000 for the non-cash share-based compensation charge of $2.4 million related to a release of shares to the CEO pursuant to an escrow agreement related to a January 2007 private placement and (ii) charges of $5,000 related to the January 2007 reverse merger. Excluding the effect of these two non-recurring items, Asia Time generated net income of $2.2 million, or $0.08 per diluted share. For further details, please refer to the reconciliation table and a detailed discussion of set forth below under “About Non-GAAP Financial Measures.”

Balance Sheet and Financing

At December 31, 2007, Asia Time’s cash, cash equivalents totaled $6.3 million and total assets were $51.5 million. Working capital totaled $24.7 million.

During 2007, Asia Time completed two private placement transactions and an issuance of bonds and warrants raising a total of $10.4 million in net proceeds.

Asia Time Corporation

The Company completed a public offering of its common stock on February 15, 2008, consisting of 963,700 shares of common stock at a price of $3.50 per share, including exercise of the over-allotment option.

2008 Financial Targets

“We are projecting at least 30% growth in both revenue and net earnings for 2008 and 2009,” said Michael Mak, Director and Corporate Secretary of Asia Time. “As we move through the current year, we will continue to capitalize on the increasing consumption and manufacturing of timepieces in the under-penetrated Chinese market. In addition to supplying manufacturers with watch movement pieces, which currently represents the majority of our business, we also plan to increase our focus on the complete watch market in China where we see tremendous growth opportunity. Building on our established foothold in Southern China, we plan to increase our sales force thereby expanding our reach into the Eastern and Northern regions. Additionally, we are actively pursuing strategic acquisitions of China-based facilities to bring to our business low-cost in-house manufacturing capabilities.”

About Asia Time Corporation

Asia Time is a watch movement and watch distributor headquartered in Hong Kong. The Company distributes watch movement components used in the manufacture and assembly of watches to a wide variety of timepiece manufacturers. Asia Time markets more than 350 products from over 30 vendors, including such market leaders as Citizen, Seiko and Ronda. For more information, please visit www.asiatimecorp.com.

To be added to the Company’s email distribution for future news releases, please send your request to asiatime@finprofiles.com.

Forward Looking Statements

This press release contains certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to, our dependence on a limited number of suppliers, cyclicality of our business, decline in the value of our inventory, significant order cancellations or delays, competitive nature of our industry, vulnerability of our business to general economic downturn, our ability to obtain all necessary government certifications and/or licenses to conduct our business, changes in the laws of the People's Republic of China that affect the Company's operations, development of a public trading market for the Company's securities, cost of complying with current and future governmental regulations and the impact of any changes in the regulations on the Company's operations and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The risks included here are not exhaustive. The Company undertakes no obligation to publicly update or revise any forward- looking statements, whether as a result of new information, future events or otherwise.

Asia Time Corporation

About Non-GAAP Financial Measures

Asia Time has provided in this release financial information that has not been prepared in accordance with GAAP. This information includes non-GAAP net income and diluted earnings per share, which excludes (i) non-cash share-based compensation charge of $2.4 million related to a one-time release of shares to the CEO pursuant to an escrow agreement related to a January 2007 private placement and (ii) one-time charges related to January 2007 reverse merger. This non-GAAP information is provided to enhance the reader's overall understanding of the Company's current financial performance and prospects for the future. Specifically, Asia Time believes this information provides useful comparative data by excluding non-cash share-based compensation expense, which is not consistent from period to period. Also, Asia Time believes that the exclusion one-time charges related to January 2007 reverse merger provides useful comparative data by reflecting Asia Time's business operations in a manner that is consistent with expected future operations. Management has historically used non-GAAP net income and non-GAAP net income per share when evaluating operating performance because we believe the exclusion of the items described above provides an additional measure of our core operating results and facilitates comparisons of our core operating performance against prior periods and our business model objectives. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, net income and net income per share calculated in accordance with GAAP.

Recent Accounting Restatements in December 2007 and February 2008

In December 2007 and February 2008, the Company determined that it had accounting inaccuracies in previously reported financial statements and decided to restate our financial statements for the years ended December 31, 2006, 2005, and 2004, the three months ended March 31, 2007, the three months and six months ended June 30, 2007, and the three months and nine months September 30, 2007. The restatements for the foregoing periods related to the correction of errors with respect to the accounting for inventory by adjusting watch movement costing for the effects of vendor incentives from an as received basis to an accrual basis, as we were able to estimate the value of the incentives as inventory is purchased, the accounting for fees and costs related to the January 2007 reverse merger as a charge to operations, and the recognition of stock-based compensation cost related to the Escrow Shares. As a result of these adjustments, various income tax calculations were also revised, which effected net income and also caused reclassifications to cash flows. The Company also corrected average and actual shares outstanding retroactively (and related earnings per share calculations) to reflect the January 2007 reverse merger. The Company also made various changes to footnote disclosures relating to these revisions.

Asia Time Corporation

Media and Investor inquiries:

Financial Profiles, Inc.
Kristen McNally / Brandi Floberg
(310) 277-4711
asiatime@finprofiles.com

- financial tables to follow -

Asia Time Corporation

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

CONSOLIDATED BALANCE SHEETS
(Stated in US Dollars)

	At December 31,
	2007	2006
	$	$
ASSETS
Current Assets :
Cash and cash equivalents	6,258,119	316,621
Restricted cash	8,248,879	4,523,679
Accounts receivable	14,341,989	8,188,985
Prepaid expenses and other receivables	7,704,999	2,101,133
Tax prepayment	-	767
Inventories, net	12,370,970	6,246,185
Prepaid lease payments	-	22,958

Total Current Assets	48,924,956	21,400,328
Deferred tax assets	29,929	14,042
Property and equipment, net	1,891,709	890,258
Leasehold lands	-	895,322
Held-to-maturity investments	300,231	301,196
Intangible assets	48,012	337,836
Restricted cash	256,476	257,301

TOTAL ASSETS	51,451,313	24,096,283

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current Liabilities :
Accounts payable	1,310,809	770,360
Other payables and accrued liabilities	132,507	190,358
Income taxes payable	2,293,887	1,387,571
Bank borrowings	20,438,479	13,205,167

Total Current Liabilities	24,175,682	15,553,456

Convertible bond payables	345,461	-
Deferred tax liabilities	56,953	31,711

TOTAL LIABILITIES	24,578,096	15,585,167

COMMITMENTS AND CONTINGENCIES

Asia Time Corporation

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

CONSOLIDATED BALANCE SHEETS (Cont’d)
(Stated in US Dollars)

	At December 31,
	2007	2006
	$	$
STOCKHOLDERS’ EQUITY
Preferred stock
Par value: US$0.0001
Authorized: 2007 - 10,000,000 shares
Issued and outstanding: 2007 – 2,250,348 issued (2006 – none)	225	-
Common stock
Par value: US$0.0001
Authorized: 100,000,000 shares
Issued and outstanding: 2007 – 23,156,629 shares (2006 – 19,454,420 shares)	2,316	1,946
Additional paid-in capital	13,481,036	654,298
Accumulated other comprehensive income	(28,404)	7,470
Retained earnings	13,418,044	7,847,402

TOTAL STOCKHOLDERS’ EQUITY	26,873,217	8,511,116

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	51,451,313	24,096,283

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Asia Time Corporation

ASIA TIME CORPORATION

(Formerly SRKP 9, Inc.)

CONSOLIDATED STATEMENT OF OPERATIONS
(Stated in US Dollars)

	Three months ended December 31,		Years ended December 31,
	2007	2006	2007	2006
	(unaudited)	(unaudited)
	$	$	$	$
Net Sales	32,002,469	18,259,880	96,962,693	81,134,275
Cost of Sales	(28,290,432)	(15,897,506)	(83,119,825)	(71,496,801)

Gross Profit	3,712,037	2,362,374	13,842,868	9,637,474
Other operating income	472,710	298,512	617,913	424,016
Depreciation	(138,654)	(82,899)	(332,153)	(325,995)
Administrative and other operating expenses	(1,299,349)	(313,146)	(4,595,126)	(1,284,863)

Income from operations	2,746,744	2,264,841	9,533,502	8,450,632
Fees and costs related to reverse merger	(5,000)	0.00	(741,197)	0
Non operating income	115,443	71,933	233,379	237,571
Interest expenses	(646,579)	(296,810)	(1,477,514)	(1,060,536)

Income before taxes	2,210,608	2,039,964	7,548,170	7,627,667
Income taxes	(562,920)	(318,596)	(1,977,528)	(1,307,728)

Net Income	1,647,688	1,721,368	5,570,642	6,319,939

Earnings per share of common stock
- Basic	0.07	0.09	0.24	0.32
- Diluted	0.06	0.09	0.22	0.32

Weighted average shares of common stock
- Basic	23,156,629	19,454,420	22,923,339	19,454,420
- Diluted	26,912,567	19,454,420	25,388,026	19,454,420

Asia Time Corporation

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

UNAUDITED RECONCILIATION OF NON-GAAP ADJUSTMENTS
(Stated in US Dollars)

	Three months ended December 31,		Years ended December 31,
	2007	2006	2007	2006
	$	$	$	$

Net Income:
GAAP Net Income	1,647,688	1,721,368	5,570,642	6,319,939
Share-based compensation	581,156	-	2,433,650	-
Fees and costs related to reverse merger	5,000	-	741,197	-
Non-GAAP net income	2,233,844	1,721,368	8,745,489	6,319,939

Diluted earnings per share:
GAAP diluted earnings per share	0.06	0.09	0.22	0.32
Non-GAAP diluted earnings per share	0.08	0.09	0.34	0.32

Diluted weighted average shares of common stock	26,912,567	19,454,420	25,388,026	19,454,420

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